Exhibit (d)(4)

Schedule A

List of Funds

●	Innovator S&P 500 Buffer ETF – July
●	Innovator S&P 500 Power Buffer ETF – July
●	Innovator S&P 500 Ultra Buffer ETF – July
●	Innovator S&P 500 Buffer ETF – October
●	Innovator S&P 500 Power Buffer ETF – October
●	Innovator S&P 500 Ultra Buffer ETF – October
●	Innovator S&P 500 Buffer ETF – January
●	Innovator S&P 500 Power Buffer ETF – January
●	Innovator S&P 500 Ultra Buffer ETF – January